Exhibit 99.1
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2009 RESULTS
— Moderate EPS Decline Despite Difficult Economic Environment —
— Initiating Additional Cost Reduction Measures —
COLUMBUS, Ohio, USA — April 30, 2009 — Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2009. Provided below are the highlights:
•	Sales in local currency declined by 8% in the quarter. Reported sales decreased 15% due to a negative 7% currency impact.
•	Net earnings per diluted share as reported (EPS) were $1.00, compared with $1.06 in the first quarter of 2008. Adjusted EPS was $0.95, a 6% decline from the prior year amount of $1.01. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items and restructuring charges. A reconciliation to EPS is provided on the last page of the attached schedules.
First Quarter Results
Olivier Filliol, President and Chief Executive Officer, stated, “While the severe economic downturn has certainly impacted our local currency sales, our disciplined cost management and the benefit of pricing and procurement initiatives helped to limit the impact on our first quarter earnings. Given our expectation of continued difficult market conditions, we are taking further measures to reduce our cost base while continuing to invest in our business for the long-term benefit of shareholders. We remain confident that Mettler-Toledo will emerge from this downturn an even stronger company with an enhanced competitive position.”
EPS was $1.00, compared with the prior year amount of $1.06. Adjusted EPS was $0.95 as compared to the prior year amount of $1.01.
Sales were $374.1 million, compared with $439.0 million in the prior year, reflecting a 8% decrease in local currency sales compared with the prior year quarter. Reported sales declined 15% due to a negative 7% currency impact. By region, local currency sales decreased 10% in Europe and 11% in the Americas. In Asia / Rest of World, sales increased by 1%. Adjusted operating income amounted to $52.3 million, a 10% decrease over the prior year amount of $58.3 million. Adjusted operating income is a non-GAAP measure and a reconciliation to earnings before taxes is provided in the attached schedules.
Cash flow from operations was $34.9 million, compared with $8.2 million in 2008.
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Cost Reduction Program
The Company previously announced a Cost Reduction Program with a target of reducing costs by more than $40 million annually. The Company has now expanded the Program to target total cost reductions of approximately $100 million annually. Pre-tax restructuring charges associated with the expanded Program are estimated at approximately $40 million, of which $14.8 million has been incurred to date. The remaining amount will be substantially recognized during the next several quarters. Similar to the initial phase, the expanded Program will include workforce reductions and other cost efficiency measures.
Outlook
The Company reiterated that forecasting continues to be very difficult given the significant uncertainty and volatility in today’s global economy. Management now estimates local currency sales will decline in 2009 in the range of -8% to -12% and Adjusted EPS will be in the range of $4.85 to $5.35. Adjusted EPS excludes purchased intangible amortization, discrete tax items and restructuring charges.
For the second quarter 2009, the Company noted that the second quarter 2008 had very strong local currency sales growth. The Company anticipates local currency sales will decline in the range of -11% to -13% and Adjusted EPS will be in the range of $1.05 to $1.15 for the second quarter.
While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS. EPS guidance has not been provided because it would require an estimate of non-recurring items for 2009, which are not yet known.
Conclusion
Filliol concluded, “While the steps we are taking are difficult, we are committed to taking determined actions to align our cost structure to our currently reduced sales volume. At the same time, we have been diligent and careful in our planning to ensure that we reinforce our leadership position for the long term, with continued high levels of investment in research and development and Spinnaker-related enhanced marketing programs.
“Mettler-Toledo’s strong franchise is supported by our market-leading positions, global footprint, robust and diversified product portfolio, an experienced global management team, and a solid capital structure. This foundation, combined with our proven track record on execution, provides us the support and flexibility to weather the current environment.”
Other Matters
The Company will host a conference call to discuss its first quarter results today (Thursday, April 30) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located in the “Investor Relations” section of Mettler-Toledo’s website prior to the call.
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METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world’s largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found at “www.mt.com.”
Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.
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METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	March 31, 2009		% of sales	March 31, 2008	% of sales

Net sales	$374,079	(a)	100.0	$438,955	100.0
Cost of sales	186,157		49.8	217,803	49.6

Gross profit	187,922		50.2	221,152	50.4

Research and development	21,570		5.8	24,254	5.5
Selling, general and administrative	114,035		30.5	138,602	31.6
Amortization	2,683		0.7	2,405	0.6
Interest expense	5,241		1.4	5,849	1.3
Other charges (income), net	9,360		2.4	1,675	0.4

Earnings before taxes	35,033		9.4	48,367	11.0

Provision for taxes	1,154		0.3	10,088	2.3

Net earnings	$33,879		9.1	$38,279	8.7

Basic earnings per common share:
Net earnings	$1.01			$1.09
Weighted average number of common shares	33,631,219			35,119,322

Diluted earnings per common share:
Net earnings	$1.00			$1.06
Weighted average number of common and common equivalent shares	33,996,251			35,993,750

Note:

(a)	Local currency sales decreased 8% as compared to the same period in 2008.
RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	March 31, 2009		% of sales	March 31, 2008	% of sales

Earnings before taxes	$35,033			$48,367
Amortization	2,683			2,405
Interest expense	5,241			5,849
Other charges (income), net	9,360	(c)		1,675

Adjusted operating income	$52,317	(b)	14.0	$58,296	13.3

Notes:

(b)	Adjusted operating income decreased 10% as compared to the same period in 2008.

(c)	Includes a restructuring charge of $8.4 million which primarily represents severance and lease termination costs during the three months ended March 31, 2009.
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METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2009	December 31, 2008

Cash and cash equivalents	$130,770	$78,073
Accounts receivable, net	288,893	348,614
Inventory	158,212	170,613
Other current assets and prepaid expenses	74,024	73,565

Total current assets	651,899	670,865

Property, plant and equipment, net	274,754	285,008
Goodwill and other intangibles	515,183	520,721
Other non-current assets	179,960	187,462

Total assets	$1,621,796	$1,664,056

Short-term debt	$9,700	$12,492
Accounts payable	77,976	111,442
Accrued and other current liabilities	272,968	300,938

Total current liabilities	360,644	424,872

Long-term debt	467,653	441,588
Other non-current liabilities	272,876	294,349

Total liabilities	1,101,173	1,160,809

Shareholders’ equity	520,623	503,247

Total liabilities and shareholders’ equity	$1,621,796	$1,664,056

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METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,
	2009	2008

Cash flow from operating activities:
Net earnings	$33,879	$38,279
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,049	7,304
Amortization	2,683	2,405
Deferred taxation	(3,862)	(451)
Excess tax benefits from share-based payment arrangements	(38)	(219)
Other	2,863	(550)
Increase in cash resulting from changes in operating assets and liabilities	(7,703)	(38,614)

Net cash provided by operating activities	34,871	8,154

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	1,868	12,476
Purchase of property, plant and equipment	(12,452)	(7,379)
Acquisitions	(170)	—

Net cash (used in) provided by investing activities	(10,754)	5,097

Cash flows from financing activities:
Proceeds from borrowings	58,192	124,032
Repayments of borrowings	(32,142)	(44,722)
Proceeds from stock option exercises	2,960	1,219
Excess tax benefits from share-based payment arrangements	38	219
Repurchases of common stock	—	(98,611)
Other financing activities	(320)	77

Net cash provided by (used in) financing activities	28,728	(17,786)

Effect of exchange rate changes on cash and cash equivalents	(148)	3,997

Net increase (decrease) in cash and cash equivalents	52,697	(538)

Cash and cash equivalents:
Beginning of period	78,073	81,222

End of period	$130,770	$80,684

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$34,871	$8,154
Excess tax benefits from share-based payment arrangements	38	219
Payments in respect of restructuring activities	4,574	—
Proceeds from sale of property, plant and equipment	1,868	12,476
Purchase of property, plant and equipment	(12,452)	(7,379)

Free cash flow	$28,899	$13,470

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METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS
LOCAL CURRENCY SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas	Asia/RoW	Total

Three Months Ended March 31, 2009	-10%	-11%	1%	-8%
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended
	March 31,
	2009		2008		% Growth

EPS as reported, diluted	$1.00		$1.06		-6%

Discrete tax items	(0.25)	(a)	(0.07)	(d)

Restructuring charge, net of tax	0.18	(b)	—

Purchased intangible amortization, net of tax	0.02	(c)	0.02	(c)

Adjusted EPS, diluted	$0.95		$1.01		-6%

Notes:

(a)	Discrete tax items for the three months ended March 31, 2009 pertain to the EPS impact of a net tax benefit of $8.3 million, primarily related to the favorable resolution of certain prior year tax matters.

(b)	Represents the EPS impact of a restructuring charge of $8.4 million ($6.1 million after tax) for the three months ended March 31, 2009, which primarily includes severance and lease termination costs.

(c)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $0.6 million for the three months ended March 31, 2009 and 2008.

(d)	The discrete tax item for the three months ended March 31, 2008 pertains to the EPS impact of a tax benefit of $2.5 million related to favorable withholding tax law changes in China.
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